Exhibit 99.1

Contact:	Daniel A. Turner 302-999-4759 daniel.a.turner@usa.dupont.com
DuPont Signs Agreement with U.S. EPA on Interim Drinking Water Standard for PFOA in West Virginia and Ohio Communities
Agreement Formalizes Company’s Ongoing Activity to Reduce Exposures in the Local Communities
     PARKERSBURG, W.Va., Nov. 21, 2006 — DuPont has signed an agreement with the U.S. Environmental Protection Agency (EPA) establishing a precautionary interim screening level for PFOA in drinking water sources around the DuPont Washington Works site located near here.
     The consent order agreement revises a previous screening level established by the EPA in 2002. The updated agreement establishes an interim screening level of 0.5 parts per billion (500 parts per trillion) for PFOA in any public or private drinking water system around the Washington Works site. Today’s agreement formalizes with the EPA DuPont’s ongoing activity to reduce PFOA levels in drinking water in the local area.
     “We agree with the EPA that exposures should be reduced among residents in the local West Virginia and Ohio communities through the establishment of this precautionary level for drinking water,” said Bill Hopkins, Washington Works plant manager. “We are well underway in implementing the measures set forth in this agreement by offering alternative water supplies to community residents, and have made significant progress in applying granular activated carbon treatment technology to successfully remove PFOA in three area water districts. We also have reduced PFOA emissions from our U.S. facilities by 97 percent since 2000 as part of our voluntary commitment to the EPA 2010/15 PFOA Stewardship Program.”
     Today’s action specifically addresses drinking water sources around Washington Works that contain PFOA at concentrations of 0.5 ppb or greater. It does not address PFOA levels in other water sources.
     To date, there are no human health effects known to be caused by PFOA although studies of the chemical continue. In January 2006, EPA stated that “to date EPA is not aware of any studies specifically relating current levels of PFOA exposure to human health effects.” EPA reiterated its position in June 2006 when it announced that “the Agency has no information linking current levels of PFOA in the blood of the general public to any adverse health effects in people.” Additionally, the EPA continues to affirm that “at the present time, EPA does not believe there is any reason for consumers to stop using any products because of concerns about PFOA.”
     EPA is continuing its risk assessment process for PFOA, and DuPont continues to support and fully participate in that process.
     DuPont is a science-based products and services company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.